EXHIBIT 12



                                          THE BEAR STEARNS COMPANIES INC.
                               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (IN THOUSANDS, EXCEPT FOR RATIO)



                                  (Unaudited)                                  Five Months
                               Six Months Ended         Fiscal Year Ended         Ended             Fiscal Year Ended
                            ----------------------   -----------------------   ----------   ------------------------------------
                             May 31,      May 25,   November 30, November 30, November 26,   June 30,     June 30,     June 30,
                              2002         2001         2001         2000         1999         1999        1998          1997
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings before taxes on
   income                  $  792,979   $  519,793   $  934,444   $1,171,523   $  453,592   $1,064,108   $1,063,492   $1,013,690
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Add:  Fixed Charges

      Interest                941,704    2,003,113    3,793,998    4,772,286    1,524,046    3,344,190    3,622,629    2,532,181
      Interest factor
       in rents                19,160       16,460       33,500       32,200       12,783       31,363       30,130       26,516
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
   Total fixed charges        960,864    2,019,573    3,827,498    4,804,486    1,536,829    3,375,553    3,652,759    2,558,697
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Earnings before fixed
   charges and taxes on
   income                  $1,753,843   $2,539,366   $4,761,942   $5,976,009   $1,990,421   $4,439,661   $4,716,251   $3,572,387
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========
Ratio of earnings to
   fixed charges                  1.8          1.3          1.2          1.2          1.3          1.3          1.3          1.4
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========



Note: Certain reclassifications have been made to prior period amounts to conform to the current period's presentation.